Exhibit 15.1

中国江苏省苏州工业园区月亮湾路15号 中新大厦七楼 （215123）	F7，CSSD Tower, No.15 Moon Bay Road, Suzhou Industrial Park, China (215123)
TEL: 86-512-6824-0861/86-512-6824-4969	FAX: 86-512-6825-3379
E-mail: law@yiyou.com.cn	Homepage: http://www.yiyou.com.cn

April 25, 2022

Jowell Global Ltd.

2nd Floor, No. 285 Jiangpu Road

Yangpu District, Shanghai

China 200082

Re: Consent Letter on Jowell Global Ltd. Form 20-F

We act as the PRC counsel to Jowell Global Ltd. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the Company’s annual report on Form 20-F.

We hereby consent to the reference to our firm under the headings “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations”, “Item 3. Key Information—D. Risk Factors—Risk Related to Our Corporate Structure”, “Item 3. Key Information—D. Risk Factors—Risk Related to Doing Business in China”, “Item 4. Information on the Company—B. Business Overview—Regulations” and “Item 5. Operating and Financial Review and Prospects—5A. Operating Results—Overview” in the annual report of the Company for the year ended December 31, 2021 (the “Annual Report”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

This Consent is rendered solely to you for the Form 20-F and may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Jiangsu Yiyou Tianyuan Law Firm